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                                                                       EXHIBIT 5

                               Quarles & Brady LLP
                            411 East Wisconsin Avenue
                            Milwaukee, WI 53202-4497
                              Phone: (414) 277-5000
                               Fax: (414) 271-3552
                                 www.quarles.com




                                December 5, 2003




Brady Corporation
6555 West Good Hope Road
P.O. Box 571
Milwaukee, Wisconsin 53201-0571

         Re:      Brady Corporation 2003 Omnibus Incentive Stock Plan

Ladies and Gentlemen:

         We are providing this opinion in connection with the Registration Statement of Brady Corporation (the "Company") on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed issuance of up to 750,000 shares of Class A nonvoting Common Stock, par value $.01 per share, of the Company (the "Shares") and associated Preferred Share Purchase Rights (the "Rights") pursuant to the Company's 2003 Omnibus Incentive Stock Plan (the "Plan").

         We have examined: (i) the Registration Statement; (ii) the Company's Restated Articles of Incorporation and Bylaws, each as amended to date; (iii) the Plan; (iv) the corporate proceedings relating to adoption of the Plan and the authorization for the issuance of the Shares pursuant to the Plan; and (v) such other documents and records and such matters of law as we have deemed necessary in order to render this opinion. In giving such opinion, with respect to factual matters, we have relied upon certificates or representations made by duly authorized representatives of the Company and certificates of public officials.

         On the basis of the foregoing, we advise you that, in our opinion:

         1. The Company is a corporation incorporated and validly existing under the laws of the State of Wisconsin.

         2. The Shares to be sold from time to time pursuant to the Plan which are original issuance or treasury shares, when issued as and for the consideration contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable by the Company, subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case.

         One of the Company's directors, Peter J. Lettenberger, and its Secretary, Conrad G. Goodkind, are Partners of Quarles & Brady LLP, which serves as general counsel to the Company. We also note that, the Company's fiscal 2003 Annual Report on Form 10-K reported beneficial ownership as of September 15, 2003 of Mr. Lettenberger of 2,352,344 shares of Class A nonvoting Common Stock and 1,769,314 shares of Class B voting Common Stock; of these shares, all but 13,088 shares were beneficially owned as a consequence of Mr. Lettenberger serving as one of the trustees of various trusts. In addition, at that date, Quarles & Brady LLP partners performing substantive services on the matters with respect to which this opinion is being issued beneficially owned an aggregate of 18,934 shares of Class A nonvoting Common Stock.


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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

                                                  Very truly yours,

                                                  /s/ Quarles & Brady LLP

                                                  QUARLES & BRADY LLP